NEOGEN CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

Executive Name: Mikhael Nassif

Grant Date: August 15, 2025

RSUs Granted: [●]1

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of the “Grant Date” set forth above, is entered into by and between Neogen Corporation, a Michigan corporation (the “Company”), and Mikhael Nassif (the “Executive”). Capitalized terms have the meanings set forth in this Agreement.

1.
RSU Award. The Company hereby grants the Executive an award (the “Award”) of the number of restricted stock units (“RSUs”) set forth above. Each RSU represents the right to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common stock, par value $0.16, of the Company (“Shares”).
2.
Period of Restriction. The “Period of Restriction” shall terminate as to 25% of the RSUs on the one (1) year anniversary of the Grant Date, as to 50% of the RSUs on the two (2) year anniversary of the Grant Date, as to 75% of the RSUs on the three (3) year anniversary of the Grant Date, and as to 100% of the RSUs on the four (4) year anniversary of the Grant Date.
3.
Termination of Service. Except as otherwise expressly provided in this Agreement or in a severance agreement between the Company and the Executive, if the Executive’s service with the Company is terminated before the termination of the Period of Restriction of a RSU, the following terms apply:
(i)
Generally. Except as set forth in subparagraph (ii) below, any RSU as to which the Period of Restriction has not terminated as of the Executive’s termination of service shall terminate, and the Executive shall forfeit all rights with respect to such unvested RSUs as of the date of termination of service.
(ii)
Termination upon Death or Disability. If the Executive’s service is terminated due to the Executive's death or Disability, then to the extent and only to the extent that the Period of Restriction as to any installment of RSUs was scheduled to terminate within one year of the date of the Executive’s termination of service due to death or Disability, then such Period of Restriction shall terminate as of the date of termination service due to death or Disability. For purposes of this Agreement, “Disability” shall have the meaning assigned to it in the Neogen Corporation 2023 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”).
4.
Issuance of Shares. As soon as practicable after the applicable Period of Restriction terminates, the Company, via the equity compensation management platform used by the Company at the applicable time, will issue the Shares to the Executive upon satisfaction of any required tax withholding obligation. No fractional Shares will be issued.
5.
Change in Control. In the event of a Change in Control or immediately prior to a Change in Control of the Company, if the outstanding RSUs awarded pursuant to this Agreement are not assumed

1 Note to Draft: RSUs awarded should have a current fair market value of $1,000,000.

by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Company’s Board of Directors, the Committee, in its sole discretion, may take such actions as it deems appropriate to provide for the acceleration of the vesting in connection with such Change in Control of any or all of the outstanding RSUs pursuant to this Agreement upon such conditions and to such extent as the Committee shall determine. For purposes of this Agreement, “Change in Control” shall have the meaning assigned to it in the Plan.
6.
Taxation. The Executive is responsible for payment of all taxes on the Award. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the Award, it shall be a condition to the receipt of such payment or the realization of such benefit that the Executive make arrangements satisfactory to the Company for payment of all such taxes required to be withheld.
7.
Transferability. The RSUs granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction. All rights with respect to the RSUs granted to the Executive shall be exercisable during his lifetime only by the Executive or his guardian or legal representative.
8.
Rights of Executive. This Award of RSUs does not entitle the Executive to any rights as a shareholder of the Company. This Award does not entitle the Executive to any ownership interest in any actual Shares unless and until such Shares are issued to the Executive. Since no property is transferred until the Shares are issued, the Executive acknowledges and agrees that the Executive cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the RSUs in the Executive’s gross income for the taxable year of the grant of the Award.
9.
Discretion of Committee. The Compensation and Talent Management Committee of the Board, or any other committee of the Board to the extent designated by resolution of the Board (the “Committee”) shall have the power and authority to administer this Award in its sole discretion, subject to the terms of this Agreement. The Committee shall have the discretion to amend the terms of this Agreement, provided that the consent of the Executive must be obtained with respect to any amendment that would be detrimental to the Executive.
10.
No Registration; Restricted Securities. The Company has not registered the Shares subject to this Award pursuant to any federal or state securities law and has no obligation to do so. As a result, all Shares issued to the Executive pursuant to this Award will be “restricted securities” pursuant to SEC Rule 144, and the Executive will not be able to transfer or sell Shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. The Executive agrees that any resale by him of the Shares issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations. The Company will not be obligated to either issue the Shares or permit the resale of any Shares if such issuance or resale would violate any such requirements.
11.
Requirements of Law. The grant of the Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. No Shares shall be issued or transferred pursuant to this Agreement unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance or transfer, the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect to such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.
12.
No Right to Continued Employment. The grant of the Award to the Executive under this Agreement shall not be deemed to constitute a contract of employment between the Company and the Executive.

IN WITNESS WHEREOF, the undersigned has caused this Restricted Stock Unit Award Agreement to be executed as of the Grant Date.

NEOGEN CORPORATION

By:

Its:

3